Exhibit 23.5

Board of Directors

Spartan Stores, Inc.

850 76th Street, S.W.

Grand Rapids, Michigan

September 24, 2013

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 21, 2013, to the Board of Directors of Spartan Stores, Inc. (“Spartan Stores”) as Annex C to, and to the reference thereto under the headings “Summary—Opinion of Spartan Stores’ Financial Advisor”, “The Merger—Spartan Stores’ Reasons for the Merger; Recommendation of the Spartan Stores Board of Directors” and “The Merger—Opinion of Spartan Stores’ Financial Advisor” in, the joint proxy statement and prospectus relating to the proposed merger involving Spartan Stores and Nash-Finch Company (“Nash-Finch”), which joint proxy statement/prospectus forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of Spartan Stores.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Amendment No. 1 to the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MOELIS & COMPANY LLC